LKQ Corporation to Amend Senior Secured Credit Facility
Chicago, IL (April 29, 2013)- LKQ Corporation (Nasdaq:LKQ) today announced that it is in discussions with certain of its lenders and other parties concerning proposed changes to its existing credit facility, which changes, if agreed to by its lenders, are expected to include, among other things, an increase in the aggregate amount available under LKQ's credit agreement from $1.4 billion to approximately $1.7 billion ($1.25 billion under the revolving credit facility and $450 million of term loan availability). The Company expects the pricing of the amended facility to be similar to the existing facility and anticipates modest modifications to the covenants which could provide the Company with additional operating flexibility.
These discussions are still ongoing, so there are no assurances that these discussions will be successful or that a definitive amendment will be executed or that our credit facility will be increased or extended or as to the specific terms of any amendment. The proposed amendment is subject to market and other customary conditions and is expected to be consummated in May 2013.
About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to proposed offering of the senior unsecured notes and our ability to complete such offering. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012 and in our Form 10-Q for the period ended March 31, 2013, and are described in other periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date, on which it was made, except as required by law.
Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793